Exhibit 99.1

                     Perma-Fix Completes Private Placement

    ATLANTA, March 23 /PRNewswire-FirstCall/ -- Perma-Fix Environmental Services, Inc. (Nasdaq: PESI; BSE) (Germany: PES.BE) today announced that it completed a private placement of its common stock and warrants to purchase its common stock, and that it received a total of $10.4 million in the private placement offering. The private placement was sold to fifteen accredited investors. The net proceeds of $9.9 million, after paying placement agent fees, are to be used in connection with the proposed acquisition, as announced on March 4, 2004, and to repay certain debt, and for working capital.

    Perma-Fix issued, in connection with the private placement approximately
4.6 million shares of common stock at $2.25 a share and warrants to purchase up to an additional 1.2 million shares of common stock. The warrants have an exercise price of $2.92 per share and have a term of three years.

    The common stock and warrants issued in the private placement have not been registered under the Securities Act of 1933 as amended (the "Act"), and may not be offered or sold in the United States absent registration or pursuant to an exemption from registration. Perma-Fix has agreed to register the shares of common stock issued in the private placement and to be issued upon exercise of the warrants under the Act covering the resale of these shares.

    Perma-Fix Environmental Services, Inc. is a national environmental services company, providing mixed waste and industrial waste management services. The industrial segment provides hazardous and non-hazardous waste treatment services for a diverse group of customers including Fortune 500 companies, numerous federal, state and local agencies and thousands of smaller clients. The nuclear segment provides radioactive and mixed waste treatment services to hospitals, research laboratories and institutions, numerous federal agencies including the Departments of Energy and Defense and nuclear utilities. The Company operates nine major waste treatment facilities across the country.

    Please visit us on the World Wide Web at http://www.perma-fix.com.

SOURCE  Perma-Fix Environmental Services, Inc.
    -0-                             03/23/2004
    /CONTACT: Dr. Louis F. Centofanti, Chairman and CEO, Perma-Fix Environmental Services, Inc., +1-404-847-9990; or David Waldman, dwaldman@lhai.com, or John Heilshorn, both of Lippert-Heilshorn & Associates, +1-212-838-3777; or Herbert Strauss, European investor relations,
+011-43-316-296-316, or herbert@eu-ir.com, all for Perma-Fix Environmental Services/
    /Web site:  http://www.perma-fix.com/
    (PESI)

CO:  Perma-Fix Environmental Services, Inc.
ST:  Georgia
IN:  ENV
SU:  FNC